Exhibit 10.66
Thomas Mitchell
BY EMAIL
February 13, 2026
Dear Tom:
This letter agreement (this “Letter Agreement”), which is effective as of the date set forth above, sets forth the agreement made on February 13, 2026, by and among Tri Pointe Homes, Inc., a Delaware corporation (the “Company”) and the undersigned executive (collectively, the “Parties”), regarding the key terms of certain equity compensation and transaction payment arrangements for the undersigned executive (the “Executive”) in connection with the transactions contemplated by the Merger Agreement (the “Merger Agreement”), dated as of the date hereof, by and among Sumitomo Forestry Co., Ltd., a Japanese corporation (kabushiki kaisha) (“Parent”), Teton NewCo, Inc., a Delaware corporation and an indirect wholly owned Subsidiary of Parent, and the Company. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

By signing this Letter Agreement, and in consideration for the Retention Bonus Award (as defined below), Executive agrees to waive any right or entitlement to severance, termination pay or similar entitlements under the Amended and Restated Executive Employment Agreement between Executive and Teton, dated as of August 29, 2024 (the “Current Arrangement”), with such waiver to be effective at, and subject to the occurrence of, the Closing. To the extent that Executive becomes entitled to any severance, termination pay or similar entitlements pursuant to arrangements entered into with or at the direction of Parent or its affiliates effective as of or following the Closing (the “Post-Closing Arrangements”), the terms of such entitlements shall be governed by such Post-Closing Arrangements. In the event of any conflict or overlap between the Current Arrangement and this Letter Agreement, this Letter Agreement shall control. For avoidance of doubt, except as explicitly modified by this Letter Agreement, all terms of the Current Arrangement will remain in effect.
This Letter Agreement will automatically become null and void if the Merger Agreement is terminated in accordance with its terms prior to the consummation of the Closing and in such event there will be no liability of any kind under this Letter Agreement.

1.The Retention Bonus Award. Executive shall be entitled to receive a special cash award in the aggregate amount of $11,025,000 (the “Retention Bonus Award”). The Retention Bonus Award will be paid at Closing, less applicable withholdings, and subject to Executive’s continued employment with the Company, Parent, or any of their affiliates (collectively, the “Company Group”) through the Closing.
2.Tax Matters. In connection with the Merger, Executive is expected to receive or retain certain payments and benefits from the Company Group (a “Payment”). As Executive is aware, Section 4999 of the Code imposes a 20% excise tax (the “Excise Tax”) on certain payments—referred to as “excess parachutes payments”—that are made in connection with a “change in control” of a corporation (such as the Merger). Whether a Payment constitutes an “excess parachute payment,” and whether the Excise Tax is imposed on such Payment, is determined under Section 280G of the Code. If imposed, the Excise Tax is in addition to any other taxes that Executive may owe with respect to any Payment, including income and payroll taxes. To the extent that any Payment is subject to the Excise Tax, the Company hereby agrees to pay Executive an amount equal to the sum of (a) the Excise Tax due on the Payment and (b) an amount necessary such that, after the payment of all taxes (including any federal, state, and local taxes of any kind, including any additional Excise Tax) imposed on the amount in clause (a) and any such additional amount in clause (b), Executive is left with the after-tax portion of the Payment that Executive would have retained had the Payment not been subject to the Excise Tax.
3.Miscellaneous.
(a)“At Will” Employment; No Change in Status. This Letter Agreement does not constitute an express or implied promise of continued employment or service for any period and does not alter, if Executive is an employee, Executive’s “at-will” employment status. Except as otherwise required by applicable law or as may be expressly set forth in a separate agreement between Executive and a member of the Company Group, if Executive is an employee, Executive’s employment with the Company Group is and will continue to be “at-will” and may be terminated at any time for any reason or no reason, with or without advance notice by Executive or the Company Group.
(b)No Restraint on Company. No provision of this Letter Agreement will be interpreted to impose an obligation on the Company to accept, agree to or otherwise consummate the Merger. The decision to consummate the Merger, and all terms and conditions of the Merger, including the amount, timing and form of consideration to be provided in connection therewith, will be within the sole and absolute discretion of the Company.
(c)Special Incentive Payment. The payments under this Letter Agreement are special incentive payments to Executive and will not be taken into account in computing the amount of any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive, pension, retirement, insurance or other employee benefit plan or arrangement of the Company Group, unless such plan or arrangement expressly provides otherwise.
(d)General Unsecured Creditor. Executive’s rights with respect to the payments under this Letter Agreement will be those of a general unsecured creditor of the Company Group, and under no circumstances will this Letter Agreement or Executive’s rights hereunder give Executive an interest in any assets of the Company Group or entitle Executive to any rights as an equityholder of the Company Group.
(e)Assignment. Neither this Letter Agreement nor Executive’s rights under this Letter Agreement may be assigned by Executive, alienated, transferred, garnished or levied upon in any manner to or by any other party (whether by operation of law or otherwise). The rights and obligations of the Company Group under this Letter Agreement will inure to the benefit of and will be binding upon the successors and assigns of the Company Group.
(f)Governing Law and Venue. THIS LETTER AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS LETTER AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. THE PARTIES TO THIS LETTER AGREEMENT FURTHER AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS LETTER AGREEMENT SHALL LIE IN ANY FEDERAL OR STATE COURT SITTING IN ORANGE COUNTY, CALIFORNIA.
(g)Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW IN THE STATE IN WHICH EXECUTIVE RESIDES, EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS LETTER AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY. EACH OF EXECUTIVE AND THE COMPANY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF SUCH PERSON HAS REPRESENTED OR WARRANTED, EXPRESSLY OR OTHERWISE, THAT SUCH PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PERSON UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PERSON MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PERSON HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3(G).

(h)Entire Agreement; Amendments. This Letter Agreement constitutes the entire agreement between Executive and the Company Group with respect to the subject matter hereof and supersedes any and all prior agreements or understandings with respect to the subject matter hereof, whether written or oral. This Letter Agreement may be amended or modified only by a written instrument executed by Executive and the Company Group.
(i)Tax Withholding. The Company Group may deduct from all payments hereunder, or may require Executive to remit to the Company Group promptly upon notification of the amount due, any amount required to satisfy any federal, state, local or other taxes required by law to be withheld with respect to any payment under this Letter Agreement.
(j)Section 409A. It is intended that any amounts payable under this Letter Agreement will either be exempt from or will comply with Section 409A of the Internal Revenue Code of 1986, as amended, and all regulations, guidance and other interpretive authority issued thereunder (“Section 409A”) so as not to subject Executive to payment of any additional tax penalty or interest imposed under Section 409A, and this Letter Agreement will be interpreted on a basis consistent with such intent. All payments hereunder will be treated as separate payments for purposes of Section 409A. Notwithstanding the foregoing, the Company Group does not make any representations or warranties that any amounts payable hereunder will comply with (or will be exempt from) the requirements of Section 409A, and in no event will the Company Group (or any of their respective equity holders, representatives, directors, officers, employees or advisors) be responsible for or have any obligation to reimburse Executive for any taxes, penalties or interest that may be imposed on Executive under Section 409A.
(k)Severability. The invalidity or unenforceability of any provision of this Letter Agreement will not affect the validity or enforceability of any other provision of this Letter Agreement, which will remain in full force and effect.
(l)Counterparts. This Letter Agreement may be executed in counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.
(m)Third-Party Beneficiary. Parent is an express third-party beneficiary of, and shall have the ability to directly enforce, this Letter Agreement. This Letter Agreement (or any provision herein) may not be amended, waived, supplemented or otherwise modified without the prior written consent of Parent.
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To indicate your acceptance of the terms of this Letter Agreement, please sign and date both copies of this Letter Agreement and return one signed copy to the Company. The duplicate has been provided for your records.
Sincerely,

TRI POINTE HOMES, INC.

/s/ Douglas F. Bauer
By: Douglas F. Bauer
Its: Chief Executive Officer

[Signature Page to Executive Letter Agreement]

AGREED AND ACCEPTED:
/s/ Thomas J. Mitchell

Thomas J. Mitchell

Date: February 13, 2026
[Signature Page to Executive Letter Agreement]